Exhibit 3.4

THE COMMONWEALTH OF MASSACHUSETTS
RESTATED ARTICLES OF ORGANIZATION
(General Laws, Chapter 156B, Section 74)

I hereby approve the within Restated Articles of Organization and, the filing fee in the amount of $5,000 having been paid, said articles are deemed to have been filed with me this 28th day     of March, 2003.
Effective Date:

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

TO BE FILLED IN BY CORPORATION
Photocopy of document to be sent to:
Eileen M. Pembroke
LPL Holdings, Inc.
One Beacon Street, 22nd Floor
Boston, Massachusetts 02108
Telephone: 617-423-3644, 4293

Articles of Amendment
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)
LPL Holdings, Inc., having a registered office at One Beacon Street, Boston, Massachusetts 02108, certifies as follows:
FIRST, Articles IV and VI of the Restated Articles of Organization of the corporation are amended by this Amendment.
SECOND, this Amendment was duly adopted and approved on December 13, 2005 by the board of directors and on December 20, 2005 by the shareholders in the manner required by law and the Articles of Organization.
THIRD, the specific text of the amendments effected by this Amendment is as follows:
ARTICLE IV is amended in its entirety to read as follows:
ARTICLE IV. The preferences, limitations and relative rights of each class of stock are as follows:
A.    The capital stock of the Corporation shall consist of three classes of common stock: Class A Common Stock, $.01 par value per share (the “Class A Common Stock”), Class B Common Stock, $.01 par value per share (the “Class B Common Stock”), and Class C Common Stock, $.01 par value per share (the “Class C Common Stock”) (with the Class A Common Stock, Class B Common Stock and Class C Common Stock, being collectively referred to herein as the “Common Stock”). The specific rights and privileges of the classes are as follows:
(i)    Class A Common Stock. Each holder of Class A Common Stock shall be entitled to vote at any time on matters presented to the stockholders of the Corporation for their approval, adoption or authorization and shall have one vote for each share of Class A Common Stock held of record by such holder. Unless prevented by applicable law, all shares of Class A Common Stock shall vote as a single class on all matters requiring the approval of the stockholders of the Corporation.
(ii)    Class B Common Stock. The holders of Class B Common Stock shall not be entitled to vote their shares of Class B Common Stock at any meeting of stockholders (or to take action by written consent in lieu of a meeting) unless the provisions of the Massachusetts Business Corporation Act shall expressly provide that such a vote is required.
(iii)    Class C Common Stock. The holders of Class C Common Stock shall not be entitled to vote their shares of Class C Common Stock at any meeting of stockholders (or to take action by written consent in lieu of a meeting) unless the provisions of the Massachusetts Business Corporation Act shall expressly provide that such a vote is required.
B.    At the Effective Time (as defined below), shares of Common Stock shall have the following rights:

(i)    Class A Common Stock. Each share of Class A Common Stock outstanding immediately prior to the Effective Time (other than shares of Class A Common Stock theretofore contributed to the Buyer or an Affiliate of Buyer (as defined below)) shall be converted into the right to receive (i) $230.83 in cash, without interest and (ii) 2.24110 TARs (as defined below) (collectively, the “Class A Merger Consideration”).
(ii)    Class B Common Stock. Each share of Class B Common Stock outstanding immediately prior to the Effective Time (other than shares of Class B Common Stock theretofore contributed to Buyer or an Affiliate of Buyer) shall be converted into the right to receive (i) $103 in cash, without interest, and (ii) one TAR (collectively, the “Class B Merger Consideration”); provided, however, that the per share cash portion of the Class B Merger Consideration shall be increased to take into account the value of any Company Stock Options (as defined below) or SARs (as defined below) cancelled between October 27,2005 and the closing date of the Merger and any Bonus Credits not issued prior to the Effective Time) (it being understood that in no event shall the aggregate cash consideration allocable to the Class B Common Stock on a fully diluted basis increase).
(iii)    Class C Common Stock. Each share of Class C Common Stock outstanding immediately prior to the Effective Time (other than shares of Class C Common Stock theretofore contributed to Buyer or an Affiliate of Buyer) shall be converted into the right to receive (i) $230.77 in cash, without interest, and (ii) 2.24047 TARs (collectively, the “Class C Merger Consideration”).
(iv)    Each share of Common Stock held by Buyer or an Affiliate of Buyer, or in the treasury of the Corporation, if any, immediately prior to the Effective Time shall be cancelled.
(v)    TAR FMV Adjustment. The per share cash portion of the Class A Merger Consideration, the Class B Merger Consideration and the Class C Merger Consideration shall be decreased proportionately (based on the aggregate cash portion of (1) Class A Merger Consideration, (2) Class Merger Consideration and (3) Class C Merger Consideration) to take into account the increase in cash proceeds the holders of SARs will receive as a result of clause (ii) of the definition of “TAR FMV.”
(vi)    The Corporation may deduct any transaction expenses required to be borne by the holders of Common Stock pursuant to the terms of the Merger Agreement (as defined below) from the amounts payable to such holders under the foregoing clauses (i), (ii) and (iii).
(vii)    For purposes of this Article IV:
“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.
“Buyer” shall mean BD Investments Holdings Inc.
“Buyer Capital Stock” shall mean shares of Buyer common stock or Buyer preferred stock.

“Bonus Credits” shall mean the bonus credits granted under the Corporation’s Second Amended and Restated 2000 Stock Bonus Plan and any related grant agreements under such plan which are outstanding immediately prior to the Effective Time.
“Company Stock Options” shall mean options to acquire shares of Class B Common Stock.
“Effective Time” shall mean the effective time of the Merger (as defined below).
“Excess Amount” for a Sponsor as of a given date is (i) the sum of all LP Distribution Amounts (as defined below) relating to LP Distributions (as defined below) by that Sponsor, including the LP Distribution made on such date by that Sponsor, MINUS (ii) the Hurdle Amount (as defined below).
“Fair Market Value” for each Sponsor shall be determined in accordance with the valuation procedures set forth in its fund limited partnership agreement, where a copy of such procedures has been provided to the Corporation.
“Hurdle Amount” as of a given Measurement Date (as defined below) for a Sponsor means (i) prior to the achievement of a positive Excess Amount an amount equal to the greater of (A) the product of two and the Sponsor’s Total Initial Investment (as defined below) and (B) an amount that is equal to the sum of all LP Distribution Amounts prior to such Measurement Date plus a target amount such that the Internal Rate of Return of all prior LP Distribution Amounts including the target amount is 35% (calculated annually and based on a 365-day year) and (ii) once a positive Excess Amount has been achieved, the Hurdle Amount for all future periods for a Sponsor shall be deemed to be the Hurdle Amount on the Measurement Date upon which a positive Excess Value was first achieved.
“Internal Rate of Return” as of a given date shall mean the internal rate of return that the aggregate LP Distribution Amounts made by a Sponsor prior to or on such date represent with respect to such Sponsor’s Total Initial Investment calculated by the Sponsor assuming all cash inflows and outflows (including prior payments pursuant to the TARs) occur on the first calendar day of the calendar month in which such inflows or outflows occur.
“LP Distribution” means the completion of a distribution by a Sponsor to its limited partners of dividends with respect to Buyer Capital Stock, net sales or redemption proceeds on Buyer Capital Stock, or an in-kind distribution of Buyer Capital Stock; provided, however, that if a Sponsor receives dividends or sales or redemption proceeds with respect to Buyer Capital Stock and does not distribute such dividends or other proceeds to its limited partners, the receipt of such amounts by such Sponsor shall be deemed to be a distribution to its limited partners for purposes hereof on the same basis as if such distribution had occurred (it being understood, however, that if the reason for the failure to distribute non-cash proceeds is a contractual or securities law restriction on such distribution, then no distribution of such proceeds shall be deemed to have occurred unless and until it actually occurs or such restrictions no longer apply).
“LP Distribution Amount” means the realized value to the limited partners of an LP Distribution by a Sponsor (where the valuation of non-cash distributions shall be determined by their fair market value) multiplied by the quotient obtained by dividing the Sponsor’s Total Initial Investment Shares by the Sponsor’s Total Investment Shares (as defined below).
“Measurement Date” means the date at which the Hurdle Amount is calculated.
“Merger” shall mean the merger of BD Acquisition Inc. with and into the Corporation.
“Merger Agreement” means the Agreement and Plan of Merger between BD Investment Holdings, Inc., BD Acquisitions Inc. and LPL Holdings, Inc. dated October 27, 2005 providing for the Merger (as it may be amended from time to time).
“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.
“SARs” means a stock appreciation right granted under the Corporation’s 1999 Stock Appreciation Rights Plan or the GPA Technologies Company Stock Appreciation Rights Plan and any related grant agreements under such plans.
“Sponsors” means Hellman & Friedman Capital Partners V, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P., TPG Partners IV, L.P. and their respective permitted assigns.
“TAR” represents the right to receive an amount which is payable by the Sponsors (severally based on each Sponsor’s respective share of the total Buyer Capital Stock owned by the Sponsors immediately following the Effective Time (“Respective Share”)) pursuant to the Merger Agreement divided by the number of TARs issued at the Effective Time. If a Sponsor makes an LP Distribution then, the Sponsor will calculate the Hurdle Amount, the Excess Amount and the TAR Value. If the TAR Value is a positive number, then the Sponsor will pay to the holders of TARs an amount equal to (i) the TAR Value MINUS (ii) the sum of all prior amounts paid to date by that Sponsor in respect of the TARs (it being understood that if the amount calculated under this sentence is less than or equal to zero, then no payment shall be made). For the sake of clarity, if, as of any given Measurement Date, the TAR Value is a positive number, then all subsequent LP Distributions shall effectively ignore the definitions of Excess Value and TAR Value and result in a payment of 10% of such subsequent LP Distribution Amount to the TAR holders. Such payment shall be in cash unless all or a portion of the Sponsor’s LP Distribution consists of non-cash consideration, in which case, such Sponsor may satisfy its obligations by delivering the same proportion of cash and such non-cash consideration as the proportion received by such Sponsor. Each Sponsor’s maximum liability with respect to the TARs under the Merger Agreement shall be its Respective Share of $250 million. If after the Effective Time any change in the outstanding capital stock of the Buyer (or its successor) shall occur by reason of any reclassification, recapitalization, reorganization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon, or similar transaction, then the amount payable pursuant to the TARs shall be appropriately adjusted.

‘TAR FMV” shall (i) mean $0 as of October 27, 2005 and (ii) be adjusted not less than 10 days prior to the Effective Time to be the amount determined by the Corporation to be the fair market value of the TAR portion of the per share Class B Merger Consideration after having obtained an independent valuation of the TARs.
“TAR Value” for a Sponsor as of a given date shall mean if the Excess Amount is a positive number, an amount equal to 10% of the Excess Amount.
“Total Initial Investment” of a Sponsor shall mean the total purchase price (in cash or other equity consideration) paid to Buyer by the Sponsor for all Buyer Capital Stock issued to such Sponsor at or prior to the Effective Time (net of the $15 million dollar payment pursuant to Section 6.12 of the Merger Agreement), plus all out-of-pocket fees and expenses incurred by such Sponsor that the Sponsor actually pays to non-affiliated third parties solely in connection with such purchase.
“Total Initial Investment Shares” of a Sponsor shall mean the total number of shares of Buyer Capital Stock acquired by the Sponsor as consideration for the Total Initial Investment.
“Total Investment” of a Sponsor shall mean the total purchase price (in cash or other equity consideration) paid to Buyer by the Sponsor for all Buyer Capital Stock issued to such Sponsor plus (i) any capital contributions to Buyer that such Sponsor makes in respect of any shares of Buyer Capital Stock owned by such Sponsor and (ii) all out-of-pocket fees and expenses incurred by such Sponsor that the Sponsor actually pays to non-affiliated third parties solely in connection with such purchase.
“Total Investment Shares” of a Sponsor shall mean the total number of shares of Buyer Capital stock acquired by the Sponsor as consideration for the Total Investment.
ARTICLE VI is amended to delete the fourth paragraph thereof in its entirety and replace it with the following paragraph:
Action required or permitted by the Massachusetts Business Corporation Act to be taken at a stockholders’ meeting may be taken without a meeting by the written consent of stockholders having not less than the minimum number of votes necessary to take the action at a meeting which all stockholders entitled to vote on the action are present and voting.
FOURTH, this Amendment does not authorize an exchange or effect a reclassification or cancellation of issued shares of the corporation.
FIFTH, this Amendment does not change the number of shares or par value (if any) of any type, or designate a class or series of stock, or change a designation of any class or series of stock.
The foregoing amendment will become effective at the time and on the date when these Articles of Amendment are approved by the Division.

Signed by    Stephanie L. Brown
(Please check appropriate box)
☐    Chairman of the board of directors,
☐    President,
☒    Other officer,
☐    Court-appointed fiduciary,
On this 28th day of December, 2005.